Exhibit 99.1
Brightpoint Announces that Executive Vice President, General Counsel and Secretary Steven E. Fivel Will Leave Company to Pursue Another Opportunity
•	Craig M. Carpenter named Executive Vice President, General Counsel & Secretary
INDIANAPOLIS — January 18, 2011— Brightpoint, Inc. (Nasdaq:CELL), a global leader in providing supply chain solutions to the wireless industry, today announced that Steven E. Fivel has resigned his position, as Executive Vice President, General Counsel and Secretary, effective March 1, 2011, a position he has held for more than 14 years. Craig M. Carpenter, who has worked with Mr. Fivel as an attorney in Brightpoint’s legal department for more than ten years, has been named Executive Vice President, General Counsel and Secretary.
Mr. Fivel leaves Brightpoint and returns to Simon Property Group (NYSE:SPG) to become the Assistant General Counsel and Assistant Secretary. Before coming to Brightpoint, Mr. Fivel was employed by Simon from 1988 to 1997.
“Steve has made many significant contributions to Brightpoint’s growth over the last 14 years and his expert legal and business advice have positively impacted the Company. I am proud of Steve’s many accomplishments at Brightpoint,” stated Robert J. Laikin, Chairman of the Board and Chief Executive Officer.
Steven E. Fivel stated that, “It was a difficult decision to leave Brightpoint, but I am excited to return to Simon Property Group. I have worked closely with Craig for the last 10 years and I know that he is ready for the challenge and I am confident that he will excel in this new role.”
Craig M. Carpenter joined Brightpoint in 2000 and currently serves as its Vice President, Assistant General Counsel & Assistant Secretary. Prior to joining Brightpoint, Mr. Carpenter served as Associate General Counsel and Vice President of Operations of ProValent, Inc. from 1999 to 2000, practiced law with Taft Stettinius & Hollister LLP (formerly Sommer & Barnard P.C.) from 1996 to 1999 and practiced law with Kroger, Gardis & Regas, LLP. from 1995 to 1996. Mr. Carpenter earned his B.S., Business (Finance-Real Estate), and J.D./M.B.A. degrees from Indiana University.
About Brightpoint, Inc.
Brightpoint, Inc. (Nasdaq:CELL) is a global leader in providing supply chain solutions to leading stakeholders in the wireless industry. In 2009, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 4,000 employees in more than 25 countries. In 2009, Brightpoint generated revenue of $3.2 billion. Brightpoint provides distribution and customized services to more than 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

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